Contact:     Pete Bakel      Resource Center: 1-800-232-6643
    202-752-2034                                     Exhibit 99.1
Date:    April 30, 2024

Fannie Mae Reports Net Income of $4.3 Billion for First Quarter 2024

•	$4.3 billion net income for the first quarter of 2024, with net worth reaching $82.0 billion as of March 31, 2024
“Fannie Mae reported strong results in the first quarter, delivering $4.3 billion in net income, marking our twenty-fifth consecutive quarter of positive earnings. The strength of the U.S. economy, higher single-family home prices, and the credit quality of our book of business continue to be important factors affecting our performance. This quarter, we provided $72 billion in liquidity to the U.S. housing market. This helped 280,000 households buy, refinance, or rent a home and reflects our strong commitment to managing risk and fulfilling our vital role supporting America’s housing finance system.”

Priscilla Almodovar
Chief Executive Officer

•
Net income increased $377 million in the first quarter of 2024 compared with the fourth quarter of 2023, primarily driven by a shift to fair value gains and a shift to a benefit for credit losses, partially offset by a decrease in net interest income

•	$72 billion in liquidity provided in the first quarter of 2024, which enabled the financing of approximately 280,000 home purchases, refinancings, and rental units

•
Acquired approximately 155,000 single-family purchase loans, of which more than 45% were for first-time homebuyers, and approximately 36,000 single-family refinance loans during the first quarter of 2024

•
Financed approximately 89,000 units of multifamily rental housing in the first quarter of 2024; a significant majority were affordable to households earning at or below 120% of area median income, providing support for both workforce and affordable housing

•	Home prices grew 1.7% on a national basis in the first quarter of 2024 according to the Fannie Mae Home Price Index

•	The U.S. weekly average 30-year fixed-rate mortgage rate increased from 6.61% as of the end of 2023 to 6.79% as of the end of the first quarter of 2024

Q1 2024 Key Results

$82.0 Billion Net Worth	$72 Billion Supporting Housing Activity

Increase of $4.3 billion in the first quarter of 2024	SF Home Purchases	SF Refinancings	MF Rental Units

$4.3 Billion Net Income for Q1 2024	Serious Delinquency Rates

Increase of $377 million compared with fourth quarter 2023	Single-Family SDQ Rate	Multifamily SDQ Rate

First Quarter 2024 Results	1

Summary of Financial Results

(Dollars in millions)	Q124	Q423	Variance	% Change	Q123	Variance	% Change
Net interest income	$7,023	$7,732	$(709)	(9)%	$6,786	$237	3%
Fee and other income	72	66	6	9%	63	9	14%
Net revenues	7,095	7,798	(703)	(9)%	6,849	246	4%
Investment gains (losses), net	22	(19)	41	NM	(67)	89	NM
Fair value gains (losses), net	480	(99)	579	NM	204	276	135%
Administrative expenses	(929)	(975)	46	5%	(868)	(61)	(7)%
Benefit (provision) for credit losses	180	(116)	296	NM	(132)	312	NM
TCCA fees	(860)	(860)	—	— %*	(855)	(5)	(1)%
Credit enhancement expense(1)	(419)	(397)	(22)	(6)%	(341)	(78)	(23)%
Change in expected credit enhancement recoveries	63	(25)	88	NM	120	(57)	(48)%
Other expenses, net(2)	(199)	(351)	152	43%	(130)	(69)	(53)%
Income before federal income taxes	5,433	4,956	477	10%	4,780	653	14%
Provision for federal income taxes	(1,113)	(1,013)	(100)	(10)%	(1,008)	(105)	(10)%
Net income	$4,320	$3,943	$377	10%	$3,772	$548	15%

Total comprehensive income	$4,324	$3,957	$367	9%	$3,772	$552	15%
Net worth	$82,006	$77,682	$4,324	6%	$64,049	$17,957	28%

NM - Not meaningful
* Represents less than 0.5%

(1) Consists of costs associated with freestanding credit enhancements, which primarily include the company’s Connecticut Avenue Securities® and Credit Insurance Risk TransferTM programs, enterprise-paid mortgage insurance, and certain lender risk-sharing programs.

(2) Consists of debt extinguishment gains and losses, expenses associated with legal claims, foreclosed property income (expense), gains and losses from partnership investments, housing trust fund expenses, loan subservicing costs, and servicer fees paid in connection with certain loss mitigation activities.

Financial Highlights

Net income increased $377 million in the first quarter of 2024 compared with the fourth quarter of 2023, primarily driven by a $579 million shift to fair value gains in the first quarter of 2024 from fair value losses in the fourth quarter of 2023 as well as a $296 million shift to a benefit for credit losses in the first quarter of 2024 from provision for credit losses in the fourth quarter of 2023, partially offset by a decrease in net interest income.

•
Net interest income decreased in the first quarter of 2024 compared with the fourth quarter of 2023 primarily driven by decreases in deferred guaranty fee income and net interest income from portfolios.

•
Fair value gains were $480 million in the first quarter of 2024, compared with fair value losses of $99 million in the fourth quarter of 2023. Fair value gains in the first quarter of 2024 were driven by increases in interest rates.

•
Benefit for credit losses was $180 million in the first quarter of 2024, compared with a provision of $116 million in the fourth quarter of 2023. The benefit for credit losses in the first quarter of 2024 reflects a $335 million single-family benefit for credit losses, partially offset by a $155 million multifamily provision for credit losses.
• The single-family benefit for credit losses in the first quarter of 2024 was primarily driven by a benefit from forecasted home price growth, partially offset by a provision from changes in loan activity and a provision relating to actual and projected interest rates.
• The multifamily provision for credit losses in the first quarter of 2024 was primarily driven by declining actual and near-term projected property values on the company’s overall multifamily guaranty book, as well as increases in actual and projected interest rates compared to the company’s prior forecast.

First Quarter 2024 Results	2

Single-Family Business Financial Results

(Dollars in millions)	Q124	Q423	Variance	% Change	Q123	Variance	% Change
Net interest income	$5,874	$6,566	$(692)	(11)%	$5,672	$202	4%
Fee and other income	55	49	6	12%	48	7	15%
Net revenues	5,929	6,615	(686)	(10)%	5,720	209	4%
Investment gains (losses), net	13	(6)	19	NM	(71)	84	NM
Fair value gains (losses), net	484	(137)	621	NM	166	318	192%
Administrative expenses	(777)	(810)	33	4%	(720)	(57)	(8)%
Benefit (provision) for credit losses	335	(36)	371	NM	47	288	NM
TCCA fees	(860)	(860)	—	— %*	(855)	(5)	(1)%
Credit enhancement expense	(353)	(332)	(21)	(6)%	(287)	(66)	(23)%
Change in expected credit enhancement recoveries	(42)	(12)	(30)	NM	95	(137)	NM
Other expenses, net	(176)	(254)	78	31%	(116)	(60)	(52)%
Income before federal income taxes	4,553	4,168	385	9%	3,979	574	14%
Provision for federal income taxes	(946)	(864)	(82)	(9)%	(847)	(99)	(12)%
Net income	$3,607	$3,304	$303	9%	$3,132	$475	15%

Average charged guaranty fee on new conventional acquisitions, net of TCCA fees	54.8 bps	54.3 bps	0.5 bps	1%	51.6 bps	3.2 bps	6%
Average charged guaranty fee on conventional guaranty book of business, net of TCCA fees	47.4 bps	47.2 bps	0.2 bps	— %*	46.6 bps	0.8 bps	2%
NM - Not meaningful
* Represents less than 0.5%

Key Business Highlights

•
Single-family conventional acquisition volume was $62.3 billion in the first quarter of 2024, compared with $70.1 billion in the fourth quarter of 2023. Purchase acquisition volume, of which more than 45% was for first-time homebuyers, decreased to $53.0 billion in the first quarter of 2024 from $61.7 billion in the fourth quarter of 2023. Refinance acquisition volume was $9.3 billion in the first quarter of 2024, an increase from $8.4 billion in the fourth quarter of 2023.

•
The average single-family conventional guaranty book of business decreased by $6.9 billion to $3,631 billion in the first quarter of 2024 compared with the fourth quarter of 2023, driven by liquidations outpacing acquisition volumes during the quarter. The overall credit characteristics of the single-family conventional guaranty book of business remained strong, with a weighted-average mark-to-market loan-to-value ratio of 51% and a weighted-average FICO credit score at origination of 753 as of March 31, 2024.

•
The average charged guaranty fee, net of TCCA fees, on the single-family conventional guaranty book increased slightly to 47.4 basis points in the first quarter of 2024, primarily as a result of higher base guaranty fees charged on new acquisitions. The average charged guaranty fee on newly acquired single-family conventional loans, net of TCCA fees, increased slightly to 54.8 basis points in the first quarter of 2024.

•
The single-family serious delinquency rate decreased to 0.51% as of March 31, 2024 from 0.55% as of December 31, 2023. Single-family seriously delinquent loans are loans that are 90 days or more past due or in the foreclosure process.

First Quarter 2024 Results	3

Multifamily Business Financial Results

(Dollars in millions)	Q124	Q423	Variance	% Change	Q123	Variance	% Change
Net interest income	$1,149	$1,166	$(17)	(1)%	$1,114	$35	3%
Fee and other income	17	17	—	— %**	15	2	13%
Net revenues	1,166	1,183	(17)	(1)%	1,129	37	3%
Fair value gains (losses), net	(4)	38	(42)	NM	38	(42)	NM
Administrative expenses	(152)	(165)	13	8%	(148)	(4)	(3)%
Provision for credit losses	(155)	(80)	(75)	(94)%	(179)	24	13%
Credit enhancement expense	(66)	(65)	(1)	(2)%	(54)	(12)	(22)%
Change in expected credit enhancement recoveries	105	(13)	118	NM	25	80	NM
Other expenses, net*	(14)	(110)	96	87%	(10)	(4)	(40)%
Income before federal income taxes	880	788	92	12%	801	79	10%
Provision for federal income taxes	(167)	(149)	(18)	(12)%	(161)	(6)	(4)%
Net income	$713	$639	$74	12%	$640	$73	11%

Average charged guaranty fee rate on multifamily guaranty book of business, at period end	75.8 bps	76.1 bps	(0.3) bps	— %**	78.1 bps	(2.3) bps	(3)%
NM - Not meaningful
* Includes investment gains or losses and other income or expenses.
** Represents less than 0.5%

Key Business Highlights

•	New multifamily business volume was $10.1 billion in the first quarter of 2024, compared with $11.2 billion in the fourth quarter of 2023.

•
The multifamily guaranty book of business grew by 1% in the first quarter of 2024 to $476.9 billion driven by the company’s acquisitions combined with low prepayment volumes due to the high interest rate environment.

•
The average charged guaranty fee on the multifamily guaranty book declined slightly to 75.8 basis points as of March 31, 2024, primarily due to lower average charged fees on the company’s 2024 acquisitions as compared with the existing loans in the multifamily guaranty book of business.

•
The multifamily serious delinquency rate decreased to 0.44% as of March 31, 2024, compared with 0.46% as of December 31, 2023. Multifamily seriously delinquent loans are loans that are 60 days or more past due.

First Quarter 2024 Results	4

Additional Matters

Fannie Mae’s Condensed Consolidated Balance Sheets and Condensed Consolidated Statements of Operations and Comprehensive Income for the first quarter of 2024 are available in the accompanying Annex; however, investors and interested parties should read the company’s First Quarter 2024 Form 10-Q, which was filed today with the Securities and Exchange Commission and is available on Fannie Mae’s website, www.fanniemae.com. The company provides further discussion of its financial results and condition, credit performance, and other matters in its First Quarter 2024 Form 10-Q. Additional information about the company’s financial and credit performance is contained in Fannie Mae’s “Q1 2024 Financial Supplement” at www.fanniemae.com.

# # #

Fannie Mae provides website addresses in its news releases solely for readers’ information. Other content or information appearing on these websites is not part of this release.

Fannie Mae advances equitable and sustainable access to homeownership and quality, affordable rental housing for millions of people across America. We enable the 30-year fixed-rate mortgage and drive responsible innovation to make homebuying and renting easier, fairer, and more accessible. To learn more, visit fanniemae.com.

First Quarter 2024 Results	5

ANNEX
FANNIE MAE
(In conservatorship)
Condensed Consolidated Balance Sheets — (Unaudited)
(Dollars in millions)

	As of
	March 31, 2024	December 31, 2023
ASSETS
Cash and cash equivalents	$12,524	$35,817
Restricted cash and cash equivalents (includes $14,028 and $25,836, respectively, related to consolidated trusts)	20,730	32,889
Securities purchased under agreements to resell (includes $13,650 and $0, respectively, related to consolidated trusts)	73,725	30,700
Investments in securities, at fair value	49,896	53,116
Mortgage loans:
Loans held for sale, at lower of cost or fair value	1,910	2,149
Loans held for investment, at amortized cost:
Of Fannie Mae	46,566	48,199
Of consolidated trusts	4,089,021	4,094,013
Total loans held for investment (includes $3,176 and $3,315, respectively, at fair value)	4,135,587	4,142,212
Allowance for loan losses	(8,379)	(8,730)
Total loans held for investment, net of allowance	4,127,208	4,133,482
Total mortgage loans	4,129,118	4,135,631
Advances to lenders	2,052	1,389
Deferred tax assets, net	11,525	11,681
Accrued interest receivable, net (includes $10,435 and $10,132 related to consolidated trusts and net of allowance of $25 and $25, respectively)	11,065	10,724
Other assets	13,184	13,490
Total assets	$4,323,819	$4,325,437
LIABILITIES AND EQUITY
Liabilities:
Accrued interest payable (includes $10,384 and $10,212, respectively, related to consolidated trusts)	$11,121	$10,931
Debt:
Of Fannie Mae (includes $654 and $761, respectively, at fair value)	118,401	124,065
Of consolidated trusts (includes $13,762 and $14,343, respectively, at fair value)	4,098,173	4,098,653
Other liabilities (includes $1,694 and $1,713, respectively, related to consolidated trusts)	14,118	14,106
Total liabilities	4,241,813	4,247,755
Commitments and contingencies (Note 14)	—	—
Fannie Mae stockholders’ equity:
Senior preferred stock (liquidation preference of $199,181 and $195,224, respectively)	120,836	120,836
Preferred stock, 700,000,000 shares are authorized—555,374,922 shares issued and outstanding	19,130	19,130
Common stock, no par value, no maximum authorization—1,308,762,703 shares issued and 1,158,087,567 shares outstanding	687	687
Accumulated deficit	(51,283)	(55,603)
Accumulated other comprehensive income	36	32
Treasury stock, at cost, 150,675,136 shares	(7,400)	(7,400)
Total stockholders’ equity	82,006	77,682
Total liabilities and equity	$4,323,819	$4,325,437

See Notes to Condensed Consolidated Financial Statements in the First Quarter 2024 Form 10-Q

First Quarter 2024 Results	6

FANNIE MAE
(In conservatorship)
Condensed Consolidated Statements of Operations and Comprehensive Income — (Unaudited)
(Dollars in millions, except per share amounts)

	For the HIDE COLUMNS	For the Three Months Ended March 31,

	2023	2024	2023
Interest income:
Investments in securities		$921	$981
Mortgage loans		35,216	32,137
Other		661	452
Total interest income		36,798	33,570
Interest expense:
Short-term debt		(195)	(119)
Long-term debt		(29,580)	(26,665)
Total interest expense		(29,775)	(26,784)
Net interest income		7,023	6,786
Benefit (provision) for credit losses		180	(132)
Net interest income after benefit (provision) for credit losses		7,203	6,654
Investment gains (losses), net		22	(67)
Fair value gains, net		480	204
Fee and other income		72	63
Non-interest income		574	200
Administrative expenses:
Salaries and employee benefits		(511)	(480)
Professional services		(201)	(184)
Other administrative expenses		(217)	(204)
Total administrative expenses		(929)	(868)
TCCA fees		(860)	(855)
Credit enhancement expense		(419)	(341)
Change in expected credit enhancement recoveries		63	120
Other expenses, net		(199)	(130)
Total expenses		(2,344)	(2,074)
Income before federal income taxes		5,433	4,780
Provision for federal income taxes		(1,113)	(1,008)
Net income		4,320	3,772
Other comprehensive income		4	—
Total comprehensive income		$4,324	$3,772
Net income		$4,320	$3,772
Dividends distributed or amounts attributable to senior preferred stock		(4,324)	(3,772)
Net income (loss) attributable to common stockholders		$(4)	$—
Earnings per share:
Basic		$0.00	$0.00
Diluted		0.00	0.00
Weighted-average common shares outstanding:
Basic		5,867	5,867
Diluted		5,867	5,867

See Notes to Condensed Consolidated Financial Statements in the First Quarter 2024 Form 10-Q

First Quarter 2024 Results	7